SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Year to Date New Business Awards in 2022 Have Already Surpassed
Previous Record Full Year Awards Achieved in 2021

Swindon, United Kingdom – October 25, 2022 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its third quarter ended September 30, 2022.
"Sensata delivered solid third quarter financial results due to strong market outgrowth of 650 basis points, improving markets, and growth from M&A despite increased foreign exchange and inventory headwinds compared to the prior-year quarter,” said Jeff Cote, CEO and President of Sensata. “We continued to invest in growth and improve our execution during the quarter and margins rose sequentially toward our medium-term target level."

He continued: “Importantly, the strong underlying megatrends of electrification and insights continue to propel our new business win momentum. In the first nine months of 2022 we have already surpassed our record full year new business awards achieved last year.”
Operating results for the third quarter of 2022 compared to the third quarter of 2021 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $1,018.3 million, an increase of $67.2 million, or 7.1%, compared to $951.0 million in the third quarter of 2021.
•Revenue increased 7.1% on an organic basis, which excludes a decrease of (3.3%) from foreign currency exchange rates and an increase of 3.3% from acquisitions, net of divestitures, each versus the prior-year period.
Operating income:
•Operating income was $252.9 million, or 24.8% of revenue, an increase of $91.6 million, or 56.8%, compared to operating income of $161.3 million, or 17.0% of revenue, in the third quarter of 2021.
•Adjusted operating income was $197.3 million, or 19.4% of revenue, a decrease of $(3.7) million, or (1.8%), compared to adjusted operating income of $201.0 million, or 21.1% of revenue, in the third quarter of 2021.
Earnings per share:
•Earnings per share was $0.91, an increase of $0.38, or 71.7%, compared to earnings per share of $0.53 in the third quarter of 2021.
•Adjusted earnings per share was $0.85, a decrease of $(0.02), or (2.3%), compared to adjusted earnings per share of $0.87 in the third quarter of 2021.

•Changes in foreign currency exchange rates decreased Sensata's adjusted earnings per share by $(0.08) in the third quarter of 2022 compared to the prior-year period.
Sensata generated $93.8 million of operating cash flow in the third quarter of 2022 compared to $125.3 million in the prior-year period. The Company's free cash flow totaled $57.5 million in the third quarter of 2022 compared to $88.5 million in the prior-year period.
During the third quarter of 2022, Sensata repurchased approximately 2.3 million ordinary shares for total consideration of $97.6 million as part of its existing share repurchase program. The Company also returned approximately $17.0 million to shareholders through its quarterly dividend paid on August 24, 2022.
Operating results for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $3,014.6 million, an increase of $128.4 million, or 4.4%, compared to $2,886.2 million in the nine months ended September 30, 2021.
•Revenue increased 3.1% on an organic basis, which excludes a decrease of (2.1%) from foreign currency exchange rates and an increase of 3.4% from acquisitions, net of divestitures, each versus the prior-year period.
Operating income:
•Operating income was $517.8 million, or 17.2% of revenue, an increase of $34.2 million, or 7.1%, compared to operating income of $483.5 million, or 16.8% of revenue, in the nine months ended September 30, 2021.
•Adjusted operating income was $573.6 million, or 19.0% of revenue, a decrease of $(34.8) million, or (5.7%), compared to adjusted operating income of $608.4 million, or 21.1% of revenue, in the nine months ended September 30, 2021.
Earnings per share:
•Earnings per share was $1.26, a decrease of $(0.32), or (20.3%), compared to earnings per share of $1.58 in the nine months ended September 30, 2021.
•Adjusted earnings per share was $2.45, a decrease of $(0.23), or (8.6%), compared to adjusted earnings per share of $2.68 in the nine months ended September 30, 2021.
•Changes in foreign currency exchange rates decreased Sensata's adjusted earnings per share by $(0.10) in the nine months ended September 30, 2022 compared to the prior-year period.
Sensata generated $235.7 million of operating cash flow in the nine months ended September 30, 2022, compared to $393.2 million in the prior-year period. The Company's free cash flow totaled $125.3 million in the nine months ended September 30, 2022 compared to $292.8 million in the prior-year period.
During the nine months ended September 30, 2022, Sensata repurchased approximately 5.2 million ordinary shares for total consideration of $241.9 million as part of its existing share repurchase program.

Quarterly Dividend

Sensata recently announced a quarterly dividend of $0.11 per share, payable on November 23, 2022 to shareholders of record as of November 9, 2022.
Segment Performance

	For the three months ended September 30,		For the nine months ended September 30,
$ in 000s	2022	2021	2022	2021
Performance Sensing
Revenue	$754,527	$706,466	$2,219,106	$2,162,830
Operating income	$188,560	$193,742	$554,717	$591,650
% of Performance Sensing revenue	25.0%	27.4%	25.0%	27.4%

Sensing Solutions
Revenue	$263,741	$244,555	$795,480	$723,379
Operating income	$73,622	$75,262	$225,625	$218,705
% of Sensing Solutions revenue	27.9%	30.8%	28.4%	30.2%
Guidance
"Sensata delivered solid financial results during the third quarter, revenue grew 7.1% despite a larger than expected 10.0% headwind from inventory movements and a 3.3% headwind from FX," said Paul Vasington, EVP and CFO of Sensata. “Adjusted operating margins improved sequentially to 19.4% as pricing improved in response to increased inflationary cost pressures and we are taking measures to control costs in the face of uncertain future market conditions. For the fourth quarter of 2022, we expect revenue of $980 to $1,020 million and adjusted EPS of $0.85 to $0.91."

Q4 2022 Guidance
$ in millions, except EPS	Q4-22 Guidance	Q4 21	Y/Y Change
Revenue	$980 - $1,020	$934.6	5% - 9%
organic growth			7% - 11%
Adjusted Operating Income	$193 - $205	$197.6	(2%) - 4%
Adjusted Net Income	$130 - $140	$139.3	(7%) - 1%
Adjusted EPS	$0.85 - $0.91	$0.87	(2%) - 5%
Versus the prior-year period, Sensata expects that changes in foreign currency exchange rates will decrease revenue by approximately $(41) million at the midpoint and decrease adjusted EPS by approximately $(0.11) at the midpoint in the fourth quarter of 2022.
Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 a.m. Eastern Time to discuss its third quarter of 2022 financial results and its outlook for the fourth quarter of 2022. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Q3 2022 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until November 1, 2022. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 1743715.

About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial, and aerospace industries. With more than 21,000 employees and operations in 13 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by/(used in) operating activities less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.

Organic revenue growth (or decline) is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of material acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, net, provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, (3) deferred gain or loss on derivative instruments, and (4) step-up inventory amortization.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.

Net leverage ratio is defined as net debt divided by last twelve months (LTM) adjusted EBITDA. We believe the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
Safe Harbor Statement
This earnings release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, megatrends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.
A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to public health crises, instability and changes in the global markets, supplier interruption or non-performance, the acquisition or disposition of businesses, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty and recall claims, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, and changes in existing environmental or safety laws, regulations, and programs.
Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our quarterly reports on Form 10-Q or other subsequent filings with the United States Securities and Exchange Commission. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Net revenue	$1,018,268	$951,021	$3,014,586	$2,886,209
Operating costs and expenses:
Cost of revenue	694,535	628,922	2,038,218	1,922,556
Research and development	47,947	40,060	141,898	118,929
Selling, general and administrative	90,013	85,784	283,022	249,728
Amortization of intangible assets	40,313	34,571	114,485	101,492
Restructuring and other charges, net	(107,441)	345	(80,811)	9,956
Total operating costs and expenses	765,367	789,682	2,496,812	2,402,661
Operating income	252,901	161,339	517,774	483,548
Interest expense, net	(44,856)	(45,137)	(135,143)	(134,393)
Other, net	(21,371)	(9,403)	(111,067)	(47,788)
Income before taxes	186,674	106,799	271,564	301,367
Provision for income taxes	46,421	21,840	74,029	49,759
Net Income	140,253	84,959	197,535	251,608

Net income per share:
Basic	$0.91	$0.54	$1.27	$1.59
Diluted	$0.91	$0.53	$1.26	$1.58

Weighted-average ordinary shares outstanding:
Basic	154,474	158,394	156,124	158,122
Diluted	154,943	159,479	156,855	159,351

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,103,916	$1,708,955
Accounts receivable, net of allowances	722,934	653,438
Inventories	675,862	588,231
Prepaid expenses and other current assets	197,487	126,370
Total current assets	2,700,199	3,076,994
Property, plant and equipment, net	831,587	820,933
Goodwill	3,847,450	3,502,063
Other intangible assets, net	1,103,256	946,731
Deferred income tax assets	100,014	105,028
Other assets	130,110	162,017
Total assets	$8,712,616	$8,613,766

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$6,536	$6,833
Accounts payable	501,301	459,093
Income taxes payable	42,732	26,517
Accrued expenses and other current liabilities	355,405	343,816
Total current liabilities	905,974	836,259
Deferred income tax liabilities	392,222	339,273
Pension and other post-retirement benefit obligations	35,445	38,758
Finance lease and other financing obligations, less current portion	25,180	26,564
Long-term debt, net	4,208,670	4,214,946
Other long-term liabilities	75,807	63,232
Total liabilities	5,643,298	5,519,032
Total shareholders' equity	3,069,318	3,094,734
Total liabilities and shareholders' equity	$8,712,616	$8,613,766

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$197,535	$251,608
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	94,562	94,361
Amortization of debt issuance costs	5,256	5,142
Gain on sale of business	(135,112)	—
Share-based compensation	24,180	18,871
Loss on debt financing	5,468	30,066
Amortization of intangible assets	114,485	101,492
Deferred income taxes	3,313	(2,070)
Acquisition-related compensation payments	(23,500)	(7,000)
Mark-to-market loss on equity investments, net	75,135	—
Unrealized loss on derivative instruments and other	40,702	17,359
Changes in operating assets and liabilities, net of effects of acquisitions	(166,291)	(116,603)
Net cash provided by operating activities	235,733	393,226

Cash flows from investing activities:
Acquisitions, net of cash received	(632,683)	(414,959)
Additions to property, plant and equipment and capitalized software	(110,424)	(100,410)
Investment in debt and equity securities	(7,773)	(4,655)
Proceeds from the sale of business, net of cash sold	198,841	—
Other	152	3,919
Net cash used in investing activities	(551,887)	(516,105)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	16,460	20,016
Payment of employee restricted stock tax withholdings	(7,834)	(8,987)
Proceeds from borrowings on debt	500,000	1,001,875
Payments on debt	(507,968)	(760,768)
Dividends paid	(34,271)	—
Payments to repurchase ordinary shares	(241,903)	—
Payments of debt financing costs	(13,369)	(33,093)
Net cash (used in)/provided by financing activities	(288,885)	219,043
Net change in cash and cash equivalents	(605,039)	96,164
Cash and cash equivalents, beginning of year	1,708,955	1,861,980
Cash and cash equivalents, end of period	$1,103,916	$1,958,144

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Performance Sensing	74.1%	74.3%	73.6%	74.9%
Sensing Solutions	25.9%	25.7%	26.4%	25.1%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Americas	43.8%	39.0%	41.9%	37.8%
Europe	25.9%	24.7%	26.1%	26.8%
Asia/Rest of World	30.3%	36.3%	32.0%	35.4%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Automotive (1)	52.4%	52.3%	51.8%	54.6%
Heavy vehicle and off-road	22.5%	23.0%	22.7%	21.5%
Industrial	14.5%	11.2%	12.8%	10.5%
Appliance and HVAC	5.1%	6.6%	5.6%	6.4%
Aerospace	3.7%	3.6%	3.6%	3.5%
All other	1.8%	3.3%	3.5%	3.5%
Total	100.0%	100.0%	100.0%	100.0%
(1)    Includes amounts reflected in the Sensing Solutions segment as follows: $8.6 million and $9.5 million of revenue in the three months ended September 30, 2022 and 2021, respectively, and $27.8 million and $33.0 million of revenue in the nine months ended September 30, 2022 and 2021, respectively.
Market Outgrowth (Unaudited)

	For the three months ended September 30, 2022			For the nine months ended September 30, 2022
	Reported Growth	Organic Growth	End Market Growth(1)	Reported Growth	Organic Growth	End Market Growth(1)
Sensata	7.1%	7.1%	10.6%	4.4%	3.1%	1.3%
(1) End Market Growth excludes (10.0%) and (5.2%) inventory movements between the three and nine months ended September 30, 2021 and September 30, 2022, respectively.

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in thousands, except per share amounts)	For the three months ended September 30, 2022
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$252,901	24.8%	$46,421	$140,253	$0.91
Non-GAAP adjustments:
Restructuring related and other	16,394	1.6%	(427)	15,967	0.10
Financing and other transaction costs (1)	(110,883)	(10.9%)	3,761	(97,619)	(0.63)
Step-up depreciation and amortization	39,001	3.8%	—	39,001	0.25
Deferred (gain)/loss on derivative instruments	(102)	0.0%	(1,170)	4,501	0.03
Amortization of debt issuance costs	—	—%	—	1,823	0.01
Deferred taxes and other tax related	—	—%	27,121	27,121	0.18
Total adjustments	(55,590)	(5.5%)	29,285	(9,206)	(0.06)
Adjusted (non-GAAP)	$197,311	19.4%	$17,136	$131,047	$0.85
(1)    Includes a gain of $135.1 million on the sale of the Qinex Business in the third quarter of 2022, partially offset by $7.4 million of expense related to compensation arrangements entered into concurrent with the closing of various acquisitions and $13.5 million of transaction-related charges to sell the Qinex Business, each of which were recorded in restructuring and other charges, net. Also includes a $5.5 million loss related to the redemption of the 4.875% Senior Notes in the third quarter of 2022 and $4.0 million of mark-to-market losses on our equity investments, primarily our investment in Quanergy Systems, Inc, each of which is recorded in other, net. Refer to our Quarterly Report on Form 10-Q for additional information.

($ in thousands, except per share amounts)	For the three months ended September 30, 2021
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$161,339	17.0%	$21,840	$84,959	$0.53
Non-GAAP adjustments:
Restructuring related and other	5,426	0.6%	(47)	5,379	0.03
Financing and other transaction costs	(972)	(0.1%)	3,546	1,723	0.01
Step-up depreciation and amortization	32,656	3.4%	—	32,656	0.20
Deferred loss on derivative instruments	2,567	0.3%	1,100	10,162	0.06
Amortization of debt issuance costs	—	—%	—	1,716	0.01
Deferred taxes and other tax related	—	—%	1,971	1,971	0.01
Total adjustments	39,677	4.2%	6,570	53,607	0.34
Adjusted (non-GAAP)	$201,016	21.1%	$15,270	$138,566	$0.87

($ in thousands, except per share amounts)	For the nine months ended September 30, 2022
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$517,774	17.2%	$74,029	$197,535	$1.26
Non-GAAP adjustments:
Restructuring related and other	24,431	0.8%	(563)	24,310	0.15
Financing and other transaction costs (1)	(80,624)	(2.7%)	2,767	5,218	0.03
Step-up depreciation and amortization	110,264	3.7%	—	110,264	0.70
Deferred loss on derivative instruments	1,740	0.1%	(3,372)	12,971	0.08
Amortization of debt issuance costs	—	—%	—	5,256	0.03
Deferred taxes and other tax related (2)	—	—%	28,455	28,455	0.18
Total adjustments	55,811	1.9%	27,287	186,474	1.19
Adjusted (non-GAAP)	$573,585	19.0%	$46,742	$384,009	$2.45
(1)    Includes gains on the sale of the Qinex Business in the third quarter of 2022 and changes in the fair value of acquisition-related contingent consideration amounts of $135.1 million and $9.4 million, respectively, partially offset by $38.4 million of expense related to compensation arrangements entered into concurrent with the closing of an acquisition and $15.6 million of transaction-related charges to sell the Qinex Business, each of which were recorded in restructuring and other charges, net. Also includes $75.1 million of mark-to-market losses on our equity investments, primarily our investment in Quanergy Systems, Inc., recorded in other, net. Refer to our Quarterly Report on Form 10-Q for additional information.
(2)    Includes $11.4 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent companies in the Netherlands and the United States. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

($ in thousands, except per share amounts)	For the nine months ended September 30, 2021
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$483,548	16.8%	$49,759	$251,608	$1.58
Non-GAAP adjustments:
Restructuring related and other	15,689	0.5%	(333)	19,596	0.12
Financing and other transaction costs (1)	6,143	0.2%	—	35,795	0.22
Step-up depreciation and amortization	96,036	3.3%	—	96,036	0.60
Deferred loss on derivative instruments	7,002	0.2%	—	13,464	0.08
Amortization of debt issuance costs	—	—%	—	5,142	0.03
Deferred taxes and other tax related (2)	—	—%	5,893	5,893	0.04
Total adjustments	124,870	4.3%	5,560	175,926	1.10
Adjusted (non-GAAP)	$608,418	21.1%	$44,199	$427,534	$2.68
(1)    Includes a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss primarily includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs. The loss is presented in other, net in our condensed consolidated statement of operations. Refer to our Quarterly Report on Form 10-Q for additional information.
(2)    Includes $10.9 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021

Cost of revenue	$8,687	$4,012	$12,062	$9,465
Selling, general and administrative	4,461	3,023	15,191	10,664
Amortization of intangible assets	38,703	32,297	109,369	94,785
Restructuring and other charges, net (1)	(107,441)	345	(80,811)	9,956
Operating income adjustments	(55,590)	39,677	55,811	124,870
Interest expense, net	1,823	1,716	5,256	5,142
Other, net (2)	15,276	5,644	98,120	40,354
Provision for income taxes (3)	29,285	6,570	27,287	5,560
Net income adjustments	$(9,206)	$53,607	$186,474	$175,926
(1)    The three and nine months ended September 30, 2022 include a gain of $135.1 million on the sale of the Qinex Business. This gain was partially offset in the three and nine months ended September 30, 2022 by $13.5 million and $15.6 million, respectively, of transaction-related charges to sell the Qinex Business and $7.4 million and $38.4 million, respectively, of expense related to compensation arrangements entered into concurrent with the closing of certain acquisitions. The nine months ended September 30, 2022 also includes $9.4 million of gains related to changes in the fair value of acquisition-related contingent consideration amounts.
(2)    The three and nine months ended September 30, 2022 include a mark-to-market loss on our equity investments, primarily in Quanergy Systems, Inc, of $4.0 million and $75.1 million, respectively. Refer to our Quarterly Report on Form 10-Q for additional information. A $5.5 million loss related to the redemption of the 4.875% Senior Notes in the third quarter of 2022 is included in the three and nine months ended September 30, 2022 and a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125% is included in the nine months ended September 30, 2021.
(3)    Includes current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital. This includes $11.4 million in the nine months ended September 30, 2022 and $10.9 million in the nine months ended September 30, 2021.
Free cash flow

($ in thousands)	Three months ended September 30,			Nine months ended September 30,
	2022	2021	% △	2022	2021	% △
Net cash provided by operating activities	$93,845	$125,295	(25.1%)	$235,733	$393,226	(40.1%)
Additions to property, plant and equipment and capitalized software	(36,355)	(36,838)	1.3%	(110,424)	(100,410)	(10.0%)
Free cash flow	$57,490	$88,457	(35.0%)	$125,309	$292,816	(57.2%)

Adjusted EBITDA

		For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	LTM	2022	2021	2022	2021
Net income	$309,507	$140,253	$84,959	$197,535	$251,608
Interest expense, net	180,041	44,856	45,137	135,143	134,393
Provision for income taxes	74,607	46,421	21,840	74,029	49,759
Depreciation expense	125,160	31,680	31,528	94,562	94,361
Amortization of intangible assets	147,122	40,313	34,571	114,485	101,492
EBITDA	836,437	303,523	218,035	615,754	631,613
Non-GAAP Adjustments
Restructuring related and other	29,800	16,394	4,340	24,873	18,717
Financing and other transaction costs	7,698	(101,380)	(1,823)	2,451	35,795
Deferred loss on derivative instruments	14,173	5,671	9,062	16,343	13,464
Adjusted EBITDA	$888,108	$224,208	$229,614	$659,421	$699,589

Net debt and leverage

	As of
($ in thousands)	September 30, 2022	December 31, 2021
Current portion of long-term debt, finance lease and other financing obligations	$6,536	$6,833
Finance lease and other financing obligations, less current portion	25,180	26,564
Long-term debt, net	4,208,670	4,214,946
Total debt, finance lease, and other financing obligations	4,240,386	4,248,343
Less: discount, net of premium	(3,740)	(5,207)
Less: deferred financing costs	(30,952)	(26,682)
Total gross indebtedness	4,275,078	4,280,232
Less: Cash and cash equivalents	1,103,916	1,708,955
Net debt	$3,171,162	$2,571,277

Adjusted EBITDA (LTM)	$888,108	$928,276
Net leverage ratio	3.6	2.8

Guidance

	Three months ending December 31, 2022
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$141.0	$151.0	$67.0	$74.0	$0.44	$0.48
Restructuring related and other	5.0	6.0	5.0	6.0	0.03	0.04
Financing and other transaction costs(1)	9.0	9.0	9.0	9.0	0.06	0.06
Step-up depreciation and amortization(1)	38.0	39.0	38.0	39.0	0.25	0.25
Deferred (gain)/loss on derivative instruments(2)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	2.0	2.0	0.01	0.01
Deferred taxes and other tax related	—	—	9.0	10.0	0.06	0.07
Non-GAAP	$193.0	$205.0	$130.0	$140.0	$0.85	$0.91
Weighted-average diluted shares outstanding (in millions)					153.6	153.6

(1)    Amounts do not contemplate the effects of future acquisitions, divestitures, or financing transactions that occur beyond our most recent fiscal period end.
(2) We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected operating results. In prior periods such adjustments have been significant to our reported GAAP earnings.

# # #
Investors:		Media:
Jacob Sayer		Alexia Taxiarchos
(508) 236-1666		(508) 236-1761
jsayer@sensata.com		ataxiarchos@sensata.com